Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Etsy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,000,000(2)	$52.63(3)	$52,630,000	$153.10 per $1,000,000	$8,058
Total Offering Amounts					$52,630,000		$8,058
Total Fee Offsets							—
Net Fee Due							$8,058

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Etsy, Inc. 2024 Equity Inducement Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction.
(2)Represents shares of the Registrant's common stock reserved for issuance under the Plan.
(3)Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as quoted on the Nasdaq Global Select Market on January 24, 2025.